EXHIBIT 21.1

SIGNIFICANT SUBSIDIARIES OF REGISTRANT

December 31, 2011

Company(1)	Organized Under Laws of	Percent of Voting Securities Owned(2)
FMC Technologies Inc.	Delaware	Registrant
CDS Engineering B.V.	The Netherlands	100%
Direct Drive Systems, Inc.	Delaware	100%
FMC Kongsberg Holding AS	Norway	100%
FMC Kongsberg International A.G.	Switzerland	100%
FMC Kongsberg Subsea AS	Norway	100%
FMC Petroleum Equipment (Malaysia) Sdn. Bhd.	Malaysia	100%
FMC Subsea Service, Inc.	Delaware	100%
FMC Technologies A.G.	Switzerland	100%
FMC Technologies AS	Norway	100%
FMC Technologies Australia Limited	Australia	100%
FMC Technologies B.V.	Netherlands	100%
FMC Technologies Company	Nova Scotia	100%
FMC Technologies do Brasil Ltda.	Brazil	100%
FMC Technologies Limited	England	100%
FMC Technologies Limited (Nigeria)	Nigeria	100%
FMC Technologies Measurement Solutions, Inc.	Delaware	100%
FMC Technologies Norway Holding B.V.	The Netherlands	100%
FMC Technologies S.A.	France	100%
FMC Technologies Singapore Pte. Ltd.	Singapore	100%
FMC Wellhead Equip. Sdn. Bhd	Malaysia	100%
Multi Phase Meters A.S.	Norway	100%
P.T. FMC Santana Petroleum Equipment Indonesia	Indonesia	60%
Smith Meter GmbH	Germany	100%

(1)	The names of various active and inactive subsidiaries have been omitted. Such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. The Company is a minority owner of certain other affiliates. These entities are not subject to inclusion in determination of the Company’s significant subsidiaries.
(2)	Percentages shown for indirect subsidiaries reflect the percentage of voting securities owned by the parent.

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